Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

The Beauty Health Company
(Exact Name of Registrant as Specified in its Charter)

Table1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	65,618	$11.68[1]	$766,418	0.0000927	$71.05
	Total Offering Amounts					$766,418		$71.05
	Total Fees Previously Paid							$—
	Total Fee Offsets							$—
	Net Fee Due							$71.05
__________
(1)Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, and estimated solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on August 23, 2021.